Exhibit 23.1

KPMG LLP
Suite 900
55 Beattie Place
Greenville, SC 29601-2106

Consent of Independent Registered Public Accounting Firm

The Board of Directors
KEMET Corporation:

We consent to the use of our report dated April 30, 2004, with respect to the consolidated balance sheets of KEMET Corporation and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statement of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended March 31, 2004, incorporated herein by reference.

Our report refers to the Company’s adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective April 1, 2002.

/s/ KPMG LLP

Greenville, South Carolina

March 7, 2005

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.